Exhibit 10.39
STOCK OPTION AGREEMENT
(Three-Year “Cliff” Exercisability)
MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Stock Options (your “Stock Options”). Your Stock Options are subject to the terms and conditions of the MetLife, Inc. 2025 Stock and Incentive Compensation Plan (the “Plan”) and this Stock Option Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Stock Options under some circumstances.
Standard Terms.
(a) Each Stock Option entitles you to purchase one Share for $[closing price on date of grant] per Share, the Closing Price on the Grant Date (the “Exercise Price”).
(b) Except as provided in Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”), each of your Stock Options will become exercisable on the third anniversary of the Grant Date, and you may exercise your Stock Options until the close of business on [day prior to the tenth (10th) anniversary of the Grant Date] (the “Standard Terms”). Neither this date, nor any other deadline for exercise of your Stock Options under this Agreement, will be extended regardless of whether you are unable to exercise your Stock Options on that date because it is not a business day, due to trading limitations, or otherwise.
(c) You may exercise any of your Stock Options that have become exercisable by notifying the Company, using procedures that the Committee will establish for this purpose, and paying for the Shares at the time you exercise your Stock Options. You may exercise your Stock Options only if the price of Shares is greater than the Exercise Price. Any exercisable Stock Options that you fail to exercise within the applicable period for exercise will be forfeited.
(d) You must exercise your Stock Options in accordance with the Company’s insider trading policy and any applicable pre-trading clearance procedures. Your exercise of Stock Options or sale of Shares may be prohibited at certain times, or delayed, due to Share trading volume limitations imposed by the Company. The issuance of Shares pursuant to your Stock Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued upon exercise of any of your Stock Options if that issuance or exercise would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
(e) You may pay the Exercise Price in a form specified by the Committee. The value paid must have a value as of the date tendered that is at least equal to the Exercise Price, using a valuation method determined by the Committee.
(f) The number of Shares issuable upon exercise of your Stock Options shall be reduced to the nearest whole Share. If you retain some or all of the Shares after you exercise your Stock Options, you will receive evidence of ownership of those Shares.

IN WITNESS WHEREOF, MetLife, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.